Exhibit 99.1

CONTACT:	Investor Relations:	Public Relations:
	Joseph Scirocco/Fay Yee (212) 548-1570/1812	Ruth Pachman/Wendi Kopsick Kekst and Company (212) 521-4800

FOR IMMEDIATE RELEASE

TOMMY HILFIGER CORPORATION REPORTS

FIRST QUARTER FISCAL 2004 RESULTS

•    Reports First Quarter EPS of $0.11 Before Special Item

•    Updates Fiscal 2004 Outlook

•    Newly Named CEO To Lead Company

HONG KONG, August 5, 2003—Tommy Hilfiger Corporation (NYSE:TOM) today reported its results for the first quarter ended June 30, 2003, of fiscal year 2004.

Net revenue for the first quarter of fiscal 2004 was $367.2 million compared to $366.3 million in the first quarter of fiscal 2003. Before special items, the Company earned net income of $9.8 million for the first quarter of fiscal 2004, or $0.11 per diluted share, compared with first quarter fiscal 2003 net income of $2.6 million, or $0.03 per diluted share.

The Company recorded as a special item in the first quarter of fiscal 2004, income of $11.0 million on a pretax basis, which the Company received as a payment to settle its trademark counterfeiting and infringement litigation against Goody’s Family Clothing, Inc. The settlement benefited the quarter by $0.08 per diluted share. Special items in the first quarter of fiscal 2003 included the cumulative effect of a change in accounting principle for goodwill and intangible assets and the one-time, non-cash, deferred tax charge associated with the adoption of Statement of Financial Accounting Standards No. 142 on April 1, 2002.

Including special items and in accordance with GAAP, for the first quarter of fiscal 2004 the Company earned net income of $17.0 million or $0.19 per share, compared with a first quarter fiscal 2003 net loss of $438.8 million or $4.88 per share.

During the quarter, the Company continued its efforts to bring supply and demand into balance in the U.S. As part of this process, the Company reevaluated the level of price adjustments it previously provided for its retailers and reduced its estimated accrual for such price adjustments,

Tommy Hilfiger Corporation

9/F., Novel Industrial Building,

850-870 Lai Chi Kok Road,

Cheung Sha Wan,

Kowloon, Hong Kong.

Tel: 2216 0668 Fax: 2371 2928

increasing pretax income by approximately $9 million. This benefit was partially offset by the related cancellation of certain spring orders by such retailers.

Commenting on first quarter fiscal 2004 results, Chairman Joel Horowitz said, “We are pleased with our results for the quarter and encouraged by continued improvements in retail selling in men’s sportswear and jeans and missy sportswear, which we have been experiencing since mid-April. We believe these trends are a direct result of our recent product initiatives. In addition, our retail stores registered stronger same store sales results for the quarter, aided by improved performance in our U.S. outlet division, which matched last year’s levels on a comparable basis. While both these trends are encouraging, they appear against the backdrop of a weak retail environment characterized by high markdown rates and promotional pricing. Our momentum continues in Europe as demand for our products remains strong in the face of a weak economic climate. In the meantime, we continue to extend our reach through new licensing arrangements and new stores in this region.”

Owing to seasonal shipping and sales patterns, Tommy Hilfiger Europe regularly incurs a net loss in the first and third fiscal quarters. The loss for the first quarter of fiscal 2004, while virtually unchanged in euros, expanded by approximately 24% due to the effects of foreign currency translation. Consolidated net revenue included revenue from Tommy Hilfiger Europe of $36.8 million in the first quarter of fiscal 2004 and $19.6 million in the first quarter of fiscal 2003. This increase from the prior year included approximately $7 million resulting from translation of the stronger euro in fiscal 2004.

In the Company’s Wholesale segment, revenue for the first quarter of fiscal 2004 was $264.0 million compared to $266.6 million in the prior year. Within the Wholesale segment, revenue in the men’s and women’s components increased 1.4% to $102.2 million and 2.4% to $109.6 million, respectively, entirely due to growth in Europe, while the children’s component decreased 11.2% to $52.2 million.

In the Company’s Retail segment, revenue for the first quarter of fiscal 2004 was $89.4 million, compared with $86.7 million in the comparable quarter of the prior year, as revenue from stores opened or expanded since July 1, 2002 was mostly offset by a decrease in sales in the 37 U.S. specialty stores closed subsequent to December 31, 2002. As of June 30, 2003, the Company’s total store count was 157, including 122 outlet stores and 35 specialty stores compared to 172 stores a year ago, which was comprised of 111 outlets and 61 specialty stores. Licensing segment revenue increased 5.6% to $13.8 million in the quarter ended June 30, 2003 versus the comparable prior year quarter, due to increased royalty income on existing licenses.

Reconciliation

Following is a reconciliation of earnings and earnings per share before special items to earnings and earnings per share computed in accordance with GAAP for the fiscal quarters ended June 30, 2003 and June 30, 2002. The Company believes that these adjusted financial results provide a more meaningful presentation of its ongoing results of operations.

	Dollar amounts in millions, except per share data

	Net Income (Loss)		Earnings (Loss) Per Share
	Quarter Ended June 30, 2003	Quarter Ended June 30, 2002	Quarter Ended June 30, 2003	Quarter Ended June 30, 2003
Earnings before special items	$9.8	$2.6	$0.11	$0.03
Favorable litigation settlement	7.2	—	0.08	—
Cumulative effect of change in accounting principle	—	(430.0)	—	(4.78)
Tax effect of change in accounting principle	—	(11.4)	—	(0.13)

Earnings (loss) under GAAP	$17.0	$(438.8)	$0.19	$(4.88)

Balance Sheet

The Company reported cash, cash equivalents and short-term investments of $294.7 million at June 30, 2003, after the repayment in June 2003 upon maturity of the $151.1 million remaining principal amount of the Company’s 2003 Senior Notes. Long-term debt totaled $350.9 million. Inventories totaled $270.4 million at June 30, 2003, compared to $254.8 million a year ago, with wholesale inventory at $191.9 million at June 30, 2003 versus $189.5 million a year earlier. Retail inventories were $78.5 million at June 30, 2003, compared to $65.3 million a year ago, with the increase attributed to the Company’s European and Canadian operations, which added 13 stores since last year.

Outlook for the Remainder of Fiscal Year 2004

Commenting on the outlook for the remainder of the year, Mr. Horowitz stated, “With Holiday 2003 market behind us, we now have somewhat greater visibility on the balance of the year. While we are encouraged by the recent improvements at retail, we do not expect these trends to result in increased retailer orders until significant signs of improved consumer apparel spending are evident.

“From a product standpoint, we are actively working with our retailing partners to extend our Tommy Hilfiger brand. As part of this strategy, we are continuing to develop our new product line, currently available exclusively in our network of specialty stores. Beginning in Spring 2004, we plan to extend this line to wholesale distribution, launching it as the “H” Hilfiger label with Federated Department Stores. The new label responds to the emerging trend toward dressier apparel. The line will be complemented by a broad range of licensed products, including watches, footwear, jewelry, handbags, dress shirts and neckwear. We are very excited about the prospects for this new business.

“We also continue to focus our attention on longer-term growth opportunities, including potential acquisitions that could serve to broaden and diversify our revenue and earnings base. We are actively working with our advisors in this regard, with an emphasis on creating increased value for shareholders over the long term.”

Consistent with the Company’s prior forecast for fiscal 2004, net revenue is expected to be below that of fiscal 2003, in the high single digit percentage range. Revenue is expected to decline in the low single digit percentage range in the second quarter, in the mid to high teen percentage range in the third quarter and in the mid-single digit percentage range in the fourth quarter.

The Company also indicated that it is comfortable with the aggregate consensus earnings per share estimate as reported by First Call of $1.07 for the remaining three quarters of fiscal 2004, although the Company anticipates that quarterly earnings per share patterns will differ from current consensus estimates. The Company expects second quarter earnings per share in the range of $0.55 to $0.59. Third quarter results are expected to be affected by order reductions in the U.S. without the offsetting benefit of growth in Europe due to seasonal shipping patterns. As a result, the Company believes that reasonable per share estimates for fiscal third quarter would be in the range of $0.10 to $0.14. Fiscal fourth quarter earnings per share are expected to be between $0.35 and $0.39.

Appointment of New CEO

Yesterday, the Company announced the appointment of David F. Dyer as President and Chief Executive Officer of the Company, effective immediately. He succeeds Joel Horowitz, who will continue as Chairman of the Board. Tommy Hilfiger will continue as Honorary Chairman and Principal Designer.

Mr. Dyer is a seasoned apparel and retailing executive with more than 30 years of broad industry experience, a proven ability to build consumer brands and a successful track record across multiple segments of the retail marketplace. As President and Chief Executive Officer of Lands End from 1998 through 2002, he led the dramatic growth of this business, establishing Lands End as a global multi-channel brand, building the largest apparel Internet business in the U.S. and delivering consecutive record sales and profit results in 2001 and 2002. He oversaw its sale to Sears, Roebuck & Co. in 2002. Mr. Dyer previously served at Lands End from 1989 to 1994, including as Vice Chairman and Director from 1991 to 1994. Most recently, he was President and CEO of Lands End as well as Executive Vice President and General Manager of Sears’ Customer Direct business and The Great Indoors home business.

Mr. Dyer began his career with Burdines, a division of Federated Department Stores, and held various merchandising and marketing posts during his 17 years there. He later served as President and Chief Operating Officer of Home Shopping Network and was Acting President of J. Crew Catalog, as a consultant for Texas Pacific Group, from 1997 to 1998.

As previously announced, the Company will be hosting a conference call today at 8:45 a.m. Eastern Time to discuss its financial results and outlook. Those interested in listening to the conference call can access the online broadcast at http://www.firstcallevents.com/service/ajwz385495436gf12.html. An online replay of the broadcast will also be available shortly after the completion of the call at the same address and will be available through Tuesday, August 12, 2003.

Tommy Hilfiger Corporation, through its subsidiaries, designs, sources and markets men’s and women’s sportswear,

jeanswear and childrenswear under the Tommy Hilfiger trademarks. Through a range of strategic licensing agreements, the Company also offers a broad array of related apparel, accessories, footwear, fragrance and home furnishings. The Company’s products can be found in leading department and specialty stores throughout the United States, Canada, Europe, Mexico, Central and South America, Japan, Hong Kong, Australia and other countries in the Far East, as well as the Company’s own network of outlet and specialty stores in the United States, Canada and Europe.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.    This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are indicated by words or phrases such as “anticipate,” “estimate,” “project,” “expect,” “believe” and similar words or phrases. Such statements are based on current expectations and are subject to certain risks and uncertainties, including, but not limited to, the overall level of consumer spending on apparel, the financial strength of the retail industry generally and the Company’s customers, distributors, licensees and franchisees in particular, changes in trends in the market segments and geographic areas in which the Company competes, the strength of our brand, the level of demand for the Company’s products, actions by our major customers or existing or new competitors, changes in currency and interest rates, changes in applicable tax laws, regulations and treaties and changes in economic or political conditions or trade regulations in the markets where the Company sells or sources its products, as well as other risks and uncertainties set forth in the Company’s publicly-filed documents, including its Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

—Tables Follow—

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

STATEMENT OF OPERATIONS DATA

(In millions, except per share amounts)

(Unaudited)

	Three Months Ended June 30,
	2003	2002
NET REVENUE	$367.2	$366.3
COST OF GOODS SOLD	198.7	203.0

GROSS PROFIT	168.5	163.3

DEPRECIATION AND AMORTIZATION	19.1	22.1
SPECIAL ITEM	(11.0)	—
OTHER SG&A EXPENSES	129.4	127.3

TOTAL SG&A EXPENSES	137.5	149.4

INCOME FROM OPERATIONS	31.0	13.9

INTEREST EXPENSE, NET	7.5	10.7

INCOME BEFORE TAXES AND CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	23.5	3.2

INCOME TAXES
RECURRING	6.5	0.6
TAX EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	11.4

	6.5	12.0

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	17.0	(8.8)

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(430.0)

NET INCOME (LOSS)	$17.0	$(438.8)

EARNINGS (LOSS) PER SHARE—BASIC

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$0.19	$(0.10)

NET INCOME (LOSS)	$0.19	$(4.88)

WEIGHTED AVERAGE SHARES OUTSTANDING	90.6	89.9

EARNINGS (LOSS) PER SHARE—DILUTED

INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$0.19	$(0.10)

NET INCOME (LOSS)	$0.19	$(4.88)

WEIGHTED AVERAGE SHARES AND SHARE EQUIVALENTS OUTSTANDING	90.7	89.9

TOMMY HILFIGER CORPORATION

SELECTED FINANCIAL INFORMATION

BALANCE SHEET DATA

(In millions)

(Unaudited)

	June 30, 2003	June 30, 2002	March 31, 2003
CASH AND CASH EQUIVALENTS	$273.9	$397.9	$420.8
SHORT-TERM INVESTMENTS	20.8	—	—
ACCOUNTS RECEIVABLE	92.9	125.7	185.0
INVENTORIES	270.4	254.8	229.7
WORKING CAPITAL	522.8	359.2	502.5
PROPERTY AND EQUIPMENT, NET	244.3	307.2	248.3
INTANGIBLE AND OTHER ASSETS	876.4	984.2	864.3
TOTAL ASSETS	1,865.2	2,165.0	2,028.2
CURRENT PORTION OF LONG-TERM DEBT	0.4	191.7	151.9
SHORT-TERM BORROWINGS	20.4	64.9	19.4
OTHER CURRENT LIABILITIES	200.9	257.8	241.8
LONG TERM DEBT	350.5	350.5	350.3
DEFERRED TAX AND OTHER LIABILITIES	215.6	221.4	221.4
TOTAL LIABILITIES	787.8	1,086.3	984.8
SHAREHOLDERS’ EQUITY	1,077.4	1,078.7	1,043.4